UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 26, 2009

Home Federal Bancorp, Inc. of Louisiana
(Exact name of registrant as specified in its charter)

Federal	000-51117	86-1127166
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

624 Market Street, Shreveport, Louisiana		71101
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(318) 222-1145

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01        Regulation FD Disclosure

On March 26, 2009, in an article in the American Banker, James Barlow, the new President and Chief Operating Officer of Home Federal Savings and Loan Association (“Home Federal”), the wholly owned subsidiary of Home Federal Bancorp, Inc. of Louisiana (the “Company”), outlined various aspects of the strategic direction that Home Federal and the Company are considering or are in the process of implementing.  Mr. Barlow indicated that Home Federal is pursuing growth on a number of fronts, including emphasizing the development of a commercial loan portfolio, adding deposit products for commercial customers and considering the expansion of its activities into complimentary lines of business such as the purchase of an insurance agency or brokerage operation.  Mr. Barlow indicated the goal of such strategy would be to increase Home Federal’s market share, improve its non-interest income, grow its transactional deposit products, and triple the assets of Home Federal over a three to five year period. Mr. Barlow indicated that on the commercial loan front, Home Federal is pursuing high quality loans in the $500,000 to $5.0 million range.  Mr. Barlow also indicated that conducting a second steep conversion is an integral part of Home Federal long-term strategic plan and will be considered when the economic and market conditions are more favorable.  The information provided herein is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for any purpose except as shall be expressly set forth by specific reference to this filing in other filings of the Company into which it may be incorporated.

Item 9.01        Financial Statements and Exhibits

(a)        Not applicable.

(b)        Not applicable.

(c)        Not applicable.

(d)        Not applicable.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

Date:	March 26, 2009	By:	/s/Clyde D. Patterson
Clyde D. Patterson
Executive Vice President